CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 99.1

Corindus Q2 2019 Conference Call

Judy DiClemente

Thank you, ________. Welcome to Corindus Vascular Robotics’ second quarter 2019 earnings call. This is Judy DiClemente, investor relations for Corindus. With me on today’s call are Corindus’ Chief Executive Officer, Mark Toland, and Chief Financial Officer, David Long.

This morning, the Company issued two press releases. The first announcing that Corindus has entered into a definitive agreement to be acquired by Siemens Healthineers AG and the second announcing our financial results for the second quarter of 2019. Both press releases may be accessed through the Investor Relations section of the Corindus website at www.corindus.com.

Before we get started, I would like to remind everyone that, during this morning’s call, we will be making forward-looking statements on a number of matters, including the proposed acquisition of Corindus by Siemens Healthineers, as well as Corindus’s second quarter financial results. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by these forward-looking statements. Please refer to the press releases we issued this morning for a fuller explanation of these risks, uncertainties and other factors, as well as the limits applicable to forward-looking statements.

The archived webcast of this call will be available for one year on our website.

For the benefit of those who may be listening to the replay or archived webcast, this call was held and recorded on August 8, 2019. Since then, Corindus may have made announcements related to the topics discussed, so please reference the Company’s most recent press releases and SEC filings.

And with that I’ll turn the call over to Mark.

Mark Toland

Thank you, Judy. Good morning everyone and thank you for joining us.

This is an exciting day for Corindus and our shareholders. As Judy mentioned, and as I’m sure many of you have seen, this morning we announced that we have entered into a definitive merger agreement to be acquired by Siemens Healthineers AG. Under the terms of that agreement, Siemens Medical Solutions, a wholly-owned subsidiary of Siemens Healthineers, will acquire all issued and outstanding shares of common stock of Corindus for $4.28 per share in cash, representing an aggregate purchase price of approximately $[1.1 billion]. The transaction, which we believe provides immediate, compelling and certain value to our shareholders, is the culmination of our previously announced process to identify a strategic partner to optimize the development and commercial potential of our robotic platforms. The transaction is expected to close in the fourth quarter, subject to Corindus shareholder approval and other customary closing conditions.

Together with Siemens Healthineers, Corindus will be positioned to take our business to the next level and continue our success story. Combining high quality imaging, digital and artificial intelligence tools, and precision robotics into a complete solution is at the core of improving clinical outcomes today and tomorrow. With this transaction, our vision of dramatically improving access to care for time to treat patients, such as stroke and heart attack victims, has taken a giant leap forward with Siemens Healthineers. An integrated robotics solution with advanced capabilities such as remote, automation, and AI could lead toward a paradigm shift in how patients are treated.

Introduction

On the heels of this great news, I would like to turn to our second quarter performance.Our numbers reflect a continuation of the positive momentum seen earlier this year. The clinical community – both in the United States and internationally – continues to embrace the potential of robotics to improve patient outcomes and extend access to care for underserved areas.

Let me start with some highlights of the quarter:

●	Revenue was $4.6 million, a 175% increase from the $1.7 million in revenue in the second quarter of last year.

●	We received revenue for 9 CorPath GRX systems, including six new systems, one upgrade and two systems sold to distributors, one each in Italy and Japan. This brought our total installed base up to 68 systems at the end of the quarter.

●	Corpath GRX system ASP was $470,000 in Q2.

●	We sold a record 700 single-use cassettes in the second quarter, generating sales of more than $300,000.

●	HCA, one the nation’s largest healthcare providers, purchased 2 additional CorPath GRX systems this quarter, bringing the total to 3 systems in its hospitals year to date.

●	And, our presence in markets outside of the United States is expanding as well, as interest from the international clinical community continues to grow. To date, we have sold systems into 10 countries, including our first commercial installation in Brazil. And, importantly, we expect to conduct our first neuro cases in Europe later this year.

CorPath GRX

Let me turn to our CorPath GRX system and share some thoughts on the positive trajectory in adoption and usage that continued to build in the second quarter. Our revenue and improved margin during the quarter reflect solid demand for our systems and the strength of our ASP during the quarter. For the second consecutive quarter, we sold a record number of single-use cassettes – a 16% increase to 700 in Q2 -- further evidence that robot utilization is rising.

One trend of note this quarter has been the increased independence among our customers. What I mean by this is that last year only about 7% of cases done using CorPath GRX were performed without a Corindus representative onsite. Today, that number is over 20%. This positive progression reflects both our rigorous training curriculum for doctors, nurses and staff, and efforts by our clinical sales force to work with customers to establish greater self-sufficiency.

International Markets

Switching now to our international markets…as I mentioned earlier, interest in CorPath GRX outside the United States is growing. We have indications for PCI, PVI, and now neurovascular in Europe. In addition, we also received CE mark approval for our next wave of smart automations called technIQ. These represent 7 new automations that could enhance the speed and the technical success of complex cases. All add up to drivers of robotic interest across Europe and other CE mark countries.

At the EuroPCR conference in May, Dr. Jean Fajadet, an interventional cardiologist, performed a live, complex robotic-assisted PCI from Clinique Pasteur in Toulouse, France. It was broadcast to the more than 11,000 EuroPCR attendees, and marked the first time that a robotic procedure using CorPath GRX was performed and shown live in Europe. Dr. Fajadet’s enthusiasm for the system and for the precision and control it offers is a strong endorsement of our technology.

Finally, as one of the largest markets for PCI globally, Japan is an important growth area for us, with more than 1,200 hospitals performing nearly 250,000 PCI procedures annually. This past April, Dr. Takafumi Ueno, Director of Interventional Cardiology, Center of Cardiovascular Disease, Kurume University Hospital, completed the first clinical robotic-assisted PCI procedures, marking initial enrollment in a post-market study of CorPath GRX in Japan. This is the first system placed by our Japanese distribution partner, Japan Medicalnext Co., Ltd., a wholly-owned affiliate of MC Healthcare, which is a subsidiary of Mitsubishi Corporation. Japan Medicalnext has since placed 2 more systems, with others planned. The growing interest in robotics is one of the main reasons why we saw an order from JMC in Q2.

We anticipate continued penetration of markets outside the U.S. over the balance of 2019, and are excited by these global opportunities.

Remote

The benefits of telerobotics are compelling. Remote capabilities have the potential to address physician shortages, eliminate geographical challenges, speed time to treat, reduce the need for patient travel, and extend the physician’s reach – all while having the potential to improve procedural accuracy. In 2018, our technical success was highlighted in our pre-clinical and FIH studies.

Following on from that success, we have completed our second beta test with Verizon on their 5G network. The study was very successful and continued to demonstrate that telerobotics is the future. Furthermore, we are planning another human remote case by the end of the year, but this time in the United States.

Neuro

Turning to neuro, let me share some of the opportunities we are working on. As you may have seen, we recently received neurovascular clearance in Australia and New Zealand along with our CE mark indication. These approvals position us to embark on our first neurovascular cases by the end of the year.

Simultaneously, in the U.S., we have received follow-up questions on our submission for 510k review for our neuro indication with the FDA, and are in the process of preparing responses. This exchange is proceeding forward and we will continue to provide updates as discussions advance.

Finally, as mentioned in last quarter’s call, we have completed the proof of principle of our next generation remote stroke robotics system. The system was available for physician feedback and input at the recent SNIS conference in Miami. The neurovascular physician feedback was very positive, with over 40 physicians providing input as they operated the system thru models. Our next step will be to complete pre-clinical trials by the end of this year.

With that, I will turn the call over to David Long to review our financial results in more detail. David?

David Long

Thanks, Mark and good afternoon everyone.

Revenue in the second quarter of 2019 totaled $4.6 million, compared to $1.7 million in the same period of the prior year.

During the quarter, Corindus recorded revenue for 9 CorPath GRX systems, including 6 new systems, one upgrade and two systems sold to distributors, one each in Italy and Japan. This brings our total installed base up to 68 systems.

Gross profit in the second quarter of 2019 totaled $1.8 million compared to a gross loss of $486,000 in the second quarter of 2018. Gross profit improvement was driven by both increased system sales and an increase in the system ASP in the second quarter of this year.

Selling, general and administrative expenses totaled $8.4 million in the second quarter of 2019, compared to $6.9 million in the second quarter of 2018. The increase primarily relates to increased compensation, including stock-based compensation, as we continue to grow, as well as increased legal fees.

Research and development expenses totaled $3.7 million for the second quarter of 2019, compared to $2.0 million in the second quarter of 2018. The increase reflects our continued investment in neurovascular and remote activities, as we expand engineering headcount, clinical initiatives, and prototype expenses to enable achievement of our targeted goals.

Net loss totaled $10.7 million in the second quarter of 2019, compared to a net loss of $9.9 million in the second quarter of 2018.

Cash and cash equivalents as of June 30, 2019 were $31.9 million.

With that, I’d like to turn the call back over to Mark.

Mark Toland

Thanks David.

As we look to the remainder of 2019, our primary focus will be on completing the proposed acquisition of Corindus by Siemens Healthineers. At the same time, we will continue to pursue our operational goals, including:

-	Completing the first ever US remote intervention

-	Conducting the first neurovascular robotics cases by year end

-	Continuing to work toward FDA clearance of CorPath GRX for neurovascular applications, and

-	Launching our next series of smart automation in Europe and other CE mark countries.

In light of today’s announcement of our definitive agreement to be acquired by Siemens Healthineers, we will not hold a Q&A session following the call. In connection with the proposed transaction, Corindus will file a definitive proxy statement with the SEC. The proxy statement will provide additional, important information regarding the proposed transaction and we urge all of our shareholders to read the proxy statement in its entirety, when it becomes available.

Thank you for joining today’s call.

--END--

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this communication that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates,” “should” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding or such as:

●	That the proposed merger with Siemens Health Solutions is expected to close in the fourth quarter of 2019;
●	That the momentum of the Company’s business will continue to increase;
●	That the Company will continue to expand in international markets; and
●	That physicians and hospitals will increasingly embrace the power of robotics and increasingly adopt and utilize Corindus robotic systems.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the Company's filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, including, but not limited to, the following: the risk that the required vote of Corindus’ stockholders will not be received; the risk that one or more conditions to the proposed merger (including the failure to obtain necessary regulatory approvals) may not be satisfied in the anticipated timeframe, or at all, or that the proposed merger might otherwise not occur; the risk of litigation and/or regulatory actions related to the proposed merger; other business effects, including the effects of industry, market, economic, political or regulatory conditions; our ability to expand our technology platform and achieve the advances necessary for telestenting and remote procedures, including in humans; our ability to expand our technology platform for use in other segments of the vascular intervention market, including neurointerventional and other more complex cardiac interventions; obtaining necessary regulatory approvals for the use on humans and marketing of our products in the United States and in other countries, including for stroke and other neurovascular interventions; the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward-looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at www.corindus.com.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of Corindus for their consideration and approval. In connection with the proposed merger, Corindus will file a preliminary proxy statement with the SEC. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed or otherwise furnished to the stockholders of Corindus. Before making any voting decision, Corindus stockholders are urged to read the proxy statement in its entirety, when it becomes available, and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement, if any, because they will contain important information about the proposed merger and the parties to the proposed merger. This communication is not a substitute for the proxy statement or any other document that may be filed by Corindus with the SEC.

Corindus investors and stockholders may obtain a free copy of documents filed by Corindus with the SEC at the SEC's website at www.sec.gov. In addition, Corindus investors and stockholders may obtain a free copy of the Corindus’ filings with the SEC from Corindus’ website at www.corindus.com or by directing a request by mail or telephone to: Corindus Vascular Robotics, Inc., 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452, Attention: Corporate Secretary, (508) 653-3335.

Corindus and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of Corindus in favor of the proposed merger. Information about the directors and executive officers of Corindus and their ownership of Corindus common stock is set forth in its definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders, as filed with the SEC on March 29, 2019. Additional information regarding the participants in the solicitation of proxies and a description of their direct and indirect interests, by security holdings or otherwise, with respect to the proposed merger will be included in the proxy statement to be filed by Corindus with the SEC, when it becomes available.